EXHIBIT 16.1

[LETTERHEAD]

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

January 28, 2002

Dear Sir/Madam:

We have read the second sentence of the first paragraph, and the second and third paragraphs of Item 4 included in the Form 8-K dated Jaunary 28, 2002 of Hard Rock Hotel, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Copy to:

Mr. James Bowen

  Chief Financial Officer

Hard Rock Hotel, Inc.